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                                                                   EXHIBIT 10.39

                             ROSS TECHNOLOGY, INC.

                               April 1, 1997




Mr. Francis "Kit" Webster


Dear Mr. Webster:

I am pleased to offer you employment with ROSS Technology, Inc. at a bi-weekly salary of $5,769.23. Your position will be that of Chief Financial Officer ("CFO"), reporting to the Chief Executive Officer ("CEO").

You will also be eligible to participate in ROSS' Employee Stock Option Plan with a vesting date that will commence with your start date. We will recommend that a total of 100,000 options be allocated to you. The details of the option grant and purchase price are yet to be determined and are subject to the approval of the ROSS Board of Directors and to shareholder approval. You will be authorized to accrue a total of three (3) weeks vacation per year (4.62 hours per pay period) beginning with your first month of employment.

Additionally, you will be eligible for an incentive bonus of up to 50% of your base salary. The requirements for this bonus, including dates and qualifying events, will be mutually agreed to between yourself, the CEO and the Human Resources Committee of the Board of Directors.

In the event that you experience a termination without cause from ROSS Technology, Inc., ROSS Technology, Inc. agrees to continue to pay your salary for a period of six months following the date of your termination less amounts which you earn or reasonably could have earned during the same period. This offer supersedes all prior discussions concerning your employment.

Enclosed is a second copy of your offer. Please sign the copy and return it to me. This offer is valid through April 15, 1997. Your start date, should you accept this offer, will be Wednesday, April 16, 1997. You may also fax your confirmation to 512-892-3036, attention: Mr. Thomas Seuthe. If you have any questions, or need to reschedule your start date, please feel free to call
Mr. Seuthe at his office number (512) 436-2128.

Sincerely,

/s/ James T. Tramel

James T. Tramel
Director - Human Resources


            I accept the above offer:  /s/ Francis Webster          4/1/1997
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